Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-121094 of our reports dated March 23, 2006, relating to the statement of revenues and certain operating expenses for the ST Crossville property, the MT Denver property, the MT Spring property, and the MF Chandler property, our report dated June 23, 2006 relating to the statement of revenues and certain expenses for the WT Arnold property, our report dated September 23, 2006 relating to the statement of revenues and certain operating expenses for the GG O’Fallon property, our report dated December 19, 2006 relating to the statement of revenues and certain operating expenses for the SE Cincinnati property, and our reports dated March 9, 2007 relating to the statement of revenues and certain operating expenses for the MT Omaha property and the AS Katy property (which reports on the statement of revenues and certain expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 20, 2007